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                                                                  EXHIBIT 11


                         MACHEEZMO MOUSE RESTAURANTS, INC.

                        CALCULATION OF NET INCOME PER SHARE

                 FISCAL YEARS ENDED JULY 2, 1996 AND JUNE 27, 1995
                      (In thousands, except per share amounts)

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

                                              1996                        1995
                                      -----------------------    -----------------------
                                      Primary   Fully Diluted    Primary   Fully Diluted
                                      -------   -------------    -------   -------------
Actual weighted average shares
  outstanding                           3,918          3,918      3,609           3,609
Dilutive common stock options
  using the treasury stock method        --           --             88              88
                                      -------   -------------    -------   -------------
Total shares used in per share
calculations                            3,918          3,918      3,697           3,697
                                      -------   -------------    -------   -------------
                                      -------   -------------    -------   -------------
Net (loss) income                     $(3,902)       $(3,902)    $1,010          $1,010

Net (loss) income per share           $ (1.00)       $ (1.00)    $ 0.27          $ 0.27

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